To:       Paul H. Beemer

From:     Jeffrey A. Wahba

Date:     July 29, 1996

Re:       Extension of Consulting Agreement



This letter is to confirm the agreement reached by the Henry Company Executive Committee and yourself at the June 19, 1996 Executive Committee Meeting regarding the extension of your consulting agreement.

The consulting agreement dated November 24, 1993 and amended June 1, 1995 expires on December 31, 1996. Both parties have agreed to extend this agreement by one year with expiration now on December 31, 1997. All other terms and conditions of the agreement remain the same.

Could you please sign below where indicated, acknowledging your agreement to this extension. Upon signing please return this letter to me, while retaining a copy for your files.

Acknowledgment to the              Date:
agreement above:

/s/ Paul H. Beemer                  7/30/96
----------------------------       -------------
Paul H. Beemer

/s/ Warner W. Henry
----------------------------
Warner W. Henry


cc: Richard B. Gordinier
    Warner W. Henry

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                                      AMENDMENT


     This AMENDMENT to the AGREEMENT dated November 24, 1993 between HENRY COMPANY (Henry) and PAUL H. BEEMER (Beemer) is entered into this day June 1, 1995.

                                       Recitals

     A. In the first year operating under this agreement misunderstandings emerged relative to compensation Beemer received for overtime as covered in
Article 5.

     B. It has been agreed that changes should be made to reflect a reduction in the applicable hourly rate and to limit (in the absence of special arrangment) [sic]) the use of overtime in excess of 25% of normal hours.

     C. Henry and Beemer by this AMENDMENT desire to restate certain details of Article 5. of the Agreement and it is this basis upon which Beemer will continue for the term of this Agreement to make his services available to Henry.

     Now, THEREFORE, it is mutually agreed as follows:

          1. The second paragraph of Article 5. will be changed as follows (New or changed wording is underlined):

          Henry shall have the right to request Beemer to render consulting work in excess of 118 hours per quarter, for which Beemer shall be compensated at the rate of One Hundred Five Dollars ($105.00) per hour for such services, with the understanding that if Beemer should work less than 118 hours in any one quarter, he would not receive overtime compensation in a succeeding quarter until he had made up the deficiency in hours in the preceding quarter or quarters. In no quarter will Beemer be authorized to render overtime billing in excess of 25% of regular time, that is to say,
29.5 hours. Should special situations arise, this provision can be waived by Richard Gordinier or Warner Henry.

          2.   This Amendment shall be implemented retroactively to January
1, 1995.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HENRY COMPANY



by /s/ Warner W. Henry             /s/ Paul H. Beemer
   ------------------------        -------------------------
   Warner W. Henry                 Paul H. Beemer
   Chairman and Chief
   Executive Officer

by /s/ Richard B. Gordinier
   ------------------------
   Richard B. Gordinier
   President